UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2017

UNITED COMMUNITY FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

OHIO	0-024399	34-1856319
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 West Federal Street, Youngstown, Ohio 44503-1203

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (330) 742-0500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On June 30, 2017, United Community Financial Corp. and its wholly-owned subsidiary, Home Savings Bank (collectively, the “Company”), entered into a Severance and Change in Control Agreement ( “CIC Agreement”) with each of the following executive officers: Timothy W. Esson, Matthew T. Garrity, Jude J. Nohra and Barbara J. Radis.

The CIC Agreements have an intial one-year term, followed by an automatic renewal for an additional 12 months, unless either the Company or the executive provides the other with written notice that the term will not be extended at least 90 days prior to the end of the term.

If the executive’s employment terminates during the term of the CIC Agreement, the Company will, in all cases, pay to such executive all accrued but unpaid base salary and business expenses that are unreimbursed through the date of termination. In the case of a termination of the executive for cause (as defined in each CIC Agreement), this will be the only payment made to the executive.

If an executive dies during the term of the CIC Agreement, the executive’s beneficiary will be entitled to a payment equal to three months of the executive’s base salary.

If the employment of an executive is terminated: (A) by reason of Permanent Disability (as defined in each CIC Agreement), (B) by the Company without “cause” (as defined in each CIC Agreement) or (C) within nine months before or 12 months after a change in control (as defined in each CIC Agreement) either by the Company without cause or by the executive for good reason, then the executive will be entitled to the following payments: (1) a lump sum payment equal to 18 months of COBRA premiums for the coverage the executive had in place; (2) a payment equal to, in the case of Mr. Esson and Mr. Nohra, 1.5 times the executive’s base salary plus 1.5 times the target annual incentive compensation in effect on the date of the executive termination, and in the case of Mr. Garrity and Ms. Radis these amounts will equal two times base salary and target annual incentive compensation; and (3) a payment of any accrued but unpaid annual incentive award.

An executive may terminate his or her employment during the term for good reason upon at least 30 days prior written notice to the Company if the Company fails to cure the effect of such condition within 30 days following receipt of the notice. An executive has good reason to terminate if any of the following events occur without the executive’s consent:

(A) A material diminution in base salary;

(B) A material reduction of the executive’s duties, responsibilities, authority, or reporting relationship such that the executive no longer serves in as substantive, senior executive role for the Company comparable in stature to executive’s current role;

(C) A material diminution in title;

(D) A relocation of the executive’s principal place of employment to a new location that is over 50 miles from the former location(s);

(E) The Company provides 90 days’ notice to the executive that it will not renew the CIC Agreement or offer the executive a substantially similar agreement; or

(F) Any other action or inaction that constitutes a material breach of the CIC Agreement.

If the executive terminates employment for good reason based on (A) or (D) - (F) above, the executive will be entitled to (1) a lump sum payment equal to 18 months of COBRA premiums for the coverage the executive had in place; (2) a payment equal to, in the case of Mr. Esson and Mr. Nohra, 1.5 times the executive’s base salary plus 1.5 times the target annual incentive compensation in effect on the date of the executive’s termination, and in the case of Mr. Garrity and Ms. Radis these amounts will equal two times base salary and target annual incentive compensation; and (3) a payment of any accrued but unpaid annual incentive award. If the executive terminates employment for good reason based on (B) or (C) above, the executive will be entitled to (1) a lump sum payment equal to 18 months of COBRA premiums for the coverage the executive had in place; (2) a payment equal to one time the executive’s base salary plus one time the target annual incentive compensation in effect on the date of the executive’s termination; and (3) a payment of any accrued but unpaid annual incentive award.

As a condition to receiving any of the payments described above (other than the accrued but unpaid salary, bonus and business expenses), the executive must agree to execute a release of the Company and its affiliates. The form of the release will be substantially similar to the form attached to each CIC Agreement.

Each of the CIC Agreements impose various restrictive covenants on the executives, including non-solicitation and confidentiality covenants. The non-solicitation covenant prohibits the executives from engaging in certain solicitation activities during their employment and for a period of one year after the termination of their employment.

The foregoing description of each CIC Agreement is qualified in its entirety by reference to the CIC Agreements, copies of which are attached hereto as Exhibits 10.1 – 10.4 and incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Severance and Change in Control Agreement with Timothy W. Esson

10.2	Severance and Change in Control Agreement with Matthew T. Garrity

10.3	Severance and Change in Control Agreement with Jude J. Nohra

10.4	Severance and Change in Control Agreement with Barbara J. Radis

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED COMMUNITY FINANCIAL CORP.

By:	/s/ Timothy W. Esson
Timothy W. Esson, Chief Financial Officer

Date: July 7, 2017